EXHIBIT 10.17

NIOCORP DEVELOPMENTS LTD.
Long Term Incentive Plan
Option Certificate

This Certificate is issued pursuant to the provisions of the NioCorp Developments Ltd. (the “Issuer”) Long Term Incentive Plan (the “Plan”) and evidences that [NAME] is the holder (the “Option Holder”) of an option (the “Option”) to purchase up to [# Options] Common shares (the “Shares”) in the capital stock of the Issuer at a purchase price of US$[0.00] per Share. Subject to the provisions of the Plan:

(a)
the Award Date of this Option is [DATE];
(b)
the Expiry Date of this Option is [DATE];
(c)
this Option vests upon the following schedule
(i)
(ii)
(iii)
(d)
this is an [ Incentive Stock Options (ISO) / Non-Qualified Option (NQO) ]; and
(e)
this Option terminates 90 days after the Option Holder ceases to be an eligible person to receive Options under the Plan.

This Option may be exercised at any time and from time to time from and including the Award Date through to and including up to 4:30 local time in Denver, Colorado on the Expiry Date by delivery to the Administrator of the Plan an Exercise Notice, in the form provided in the Plan, together with this Certificate and a certified cheque or bank draft payable to “NioCorp Developments Ltd.” in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which this Option is being exercised.

This Certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan, the terms and conditions of which the Option Holder hereby expressly agrees with the Issuer to be bound by. This Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Issuer shall prevail.

The foregoing Option has been awarded this [X] day of [MONTH YEAR].

NIOCORP DEVELOPMENTS LTD.

Per: _____________
Administrator, Stock Option Plan
NioCorp Developments Ltd.